Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 9 AND WAIVER
TO FINANCING AGREEMENT

AMENDMENT NO. 9 AND WAIVER TO FINANCING AGREEMENT, dated as of March 9, 2022 (this “Amendment”), to the Financing Agreement, dated as of April 24, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among THERAPEUTICSMD, INC., a Nevada corporation (“Company” or “Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party thereto, and SIXTH STREET SPECIALTY LENDING, INC., a Delaware corporation (“Sixth Street”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders amend certain terms and conditions of the Financing Agreement;

WHEREAS, the Loan Parties have notified the Administrative Agent and the Lenders that Events of Default have occurred under Section 8.1(c) of the Financing Agreement caused by (i) the failure by the Loan Parties to maintain Qualified Cash of not less than $60,000,000 as required by Section 6.8(a) of the Financing Agreement (the “Qualified Cash Default”) and (ii) the failure by the Loan Parties to maintain Product Revenue for the Fiscal Quarter ended December 31, 2021 of $26,500,000 as required by Section 6.8(b) of the Financing Agreement (the “Product Revenue Default”, and together with the Qualified Cash Default, the “Specified Events of Default”) and that the Specified Events of Default are continuing, and have requested that the Administrative Agent and the Lenders waive the Specified Events of Default; and

WHEREAS, the Administrative Agent and the Lenders are willing to amend such terms and conditions of, and waive the Specified Events of Default under, the Financing Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Definitions.  All terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2.   Amendments.

(a)   New Definitions.  Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

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(i)““Amendment No. 9” means Amendment No. 9 to Financing Agreement, dated as of March 9, 2022, by and among the Loan Parties, the Administrative Agent and the Lenders.”

(ii)““Amendment No. 9 Effective Date” means the “Amendment Effective Date” as set forth in Amendment No. 9.”

(iii)““Amendment No. 9 PIK Fee” means $30,000,000, which will be paid in kind by being added to the principal balance of the Term Loans on the Amendment No. 9 Effective Date.”

(iv)““Marsh Premiums” means premiums due under that certain Premium Finance Agreement between AFCO Premium Credit LLC and the Borrower dated September 7, 2021.”

(v)““Milestone” has the meaning set forth in Section 5.15.”

(vi)““Milestone Letter”  means the letter, with respect to the consideration in connection with the Milestones, delivered by the Borrower to the Administrative Agent on or before the Amendment No. 9 Effective Date.”

(vii)““Waivable Portion of Amendment No. 9 PIK Fee” means a portion of the Amendment No. 9 PIK Fee equal to $16,000,000.”

(b)   Existing Definitions.  Section 1.01 of the Financing Agreement is hereby amended as follows:

(i)The definition of “Obligations” is hereby amended and restated to read as follows:

““Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Administrative Agent (including former Administrative Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees (including the Amendment No. 9 PIK Fee and, if applicable, the Waivable Portion of Amendment No. 9 PIK Fee), expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).”

(ii)The definition of “Permitted Indebtedness”, as amended by Amendment No. 8, is hereby amended by re-numbering paragraph (n) as paragraph (p).

(iii)On and after the Amendment No. 9 Effective Date, references in the Financing Agreement to the “Prepayment Premium” shall mean “$0”.

(iv)The definition of “Specified Payables” is hereby amended and restated to read as follows:

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““Specified Payables” means the difference between (i) the aggregate amount of all trade payables aged in excess of (A) 60 days past due (other than the Marsh Premiums) and all book overdrafts and (ii) $1,500,000; in accordance with their customary practice and as reflected on the most recent Accounts Payable report provided under Section 5.1(s).”

(v)The definition of “Term Loan Maturity Date” is hereby amended and restated to read as follows:

““Term Loan Maturity Date” means the earlier of (a) June 1, 2022 and (b) the date that the Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.”

(c)   Section 2.4 (Interest).  Section 2.4 of the Financing Agreement is hereby amended by adding the following new paragraph (f) as follows:

“(f) (i) From and after the Amendment No. 9 Effective Date  interest will accrue and be payable on the Amendment No. 9 PIK Fee other than the Waivable Portion of the Amendment No. 9 PIK Fee and (ii) if each of the Milestones is not satisfied on or before [***] (or such later date provided by Section 5.15), from and after [***] (or such later date provided by Section 5.15) interest will accrue and be payable on the Waivable Portion of the Amendment No. 9 PIK Fee.”

(d)   Section 2.10(a)(ii) (Asset Sales).  Section 2.10(a)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) (A)On the same Business Day of the receipt by any Loan Party of proceeds from a VitaCare Sale, Company shall prepay the principal amount of the Term Loans as set forth in Section 2.11(a)(ii) in an amount equal to (1) the first  $120,000,000 of Net Proceeds from such sale and (2) all Net Proceeds in excess of $135,000,000 from such sale ; and”

(e)   Section 5.1(a) (Cash Reports).  Section 5.1(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a)Cash Reports.  The Company shall provide to the Administrative Agent one of the following: (i) on each Business Day, a report of at least 95% of the current Cash and Cash Equivalent balances of the Company and its Subsidiaries (the “Specified Cash”), which report shall identify unrestricted (other than restrictions created by the Collateral Documents) and restricted Cash and Cash Equivalents (or, if greater, all Cash and Cash Equivalent balances required to satisfy the covenant set forth in Section 6.8) or (ii) electronic, read only access to such Deposit Accounts of the Company and its Subsidiaries which contain the Specified Cash.”

(f)   Section 5.1(c) (Annual Financial Statements).  Section 5.1(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(c)Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for

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such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP);”

(g)   Section 5.1 (Accounts).  Section 5.1 of the Financing Agreement is hereby amended by inserting the following new clause (s) as follows:

“(s)Accounts Payable.  Promptly, but in any event within 10 days after the end of each fiscal month of the Company and its Subsidiaries commencing for the month of February 2022, a report in form and detail reasonably satisfactory to the Administrative Agent and certified by an Authorized Officer of the Borrower as being accurate and complete in all material respects listing all accounts payable of the Loan Parties as of the end of such fiscal month,  which report shall include the amount and age of each such account payable.”

(h)   Section 5.1 (Cash Flow and Sale Reports).  Section 5.1 of the Financing Agreement is hereby amended by inserting the following new clause (t) as follows:

“(t)Weekly Cash Flow Report.

(i) As soon as available, and in any event by no later than Friday of each week beginning on March 11, 2022, the Loan Parties shall deliver a weekly cash flow forecast of the Borrower and its Subsidiaries for the following week in form and substance satisfactory to the Administrative Agent (the “Cash Flow Forecast”) and on each Friday thereafter, an updated Cash Flow Forecast, and (ii) by no later than Friday of each week commencing March 18, 2022, a variance report, reconciling the prior week’s Cash Flow Forecast to the actual sources and uses of cash for the prior week, along with a reconciliation and explanation of material variances.”

(i)   Section 5.7 (Weekly Reports).  Section 5.7 of the Financing Agreement is hereby amended by inserting the following new clause (c) as follows:

“(c)  Not less frequently than once each week, commencing on March 14, 2022, the Borrower shall  participate in a telephonic meeting with the Administrative Agent for the purposes of, without limitation, discussing the Loan Parties’ Qualified Cash and Cash Flow Forecast, the status of any refinancing transactions and the status  of any potential sale or other monetization transactions, including a VitaCare Sale and such other matters as Administrative Agent may reasonably request.”

(j)   Section 5.15.  Milestones.  Article V of the Financing Agreement is hereby amended by inserting the following new Section 5.15 as follows:

““Section 5.15.Milestones.  The Loan Parties shall satisfy one of the following milestones (each a “Milestone” and collectively the “Milestones”):

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(i)[***]; or

(ii)[***]

(k)   Section 6.8(a) (Minimum Qualified Cash).  Section 6.8(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a)Minimum Qualified Cash.  Borrower shall not permit Qualified Cash to be less than the amount set forth opposite such date:

Date Ended	Minimum Qualified Cash
On March 1, 2022 and at all times thereafter through and including March 11, 2022	$[***] minus the Specified Payables
On March 12, 2022 and at all times thereafter through and including March 25, 2022	$[***] minus the Specified Payables
On March 26, 2022 and at all times thereafter through and including April 22, 2022	$[***] minus the Specified Payables
On April 23, 2022 and at all times thereafter through and including April 29, 2022	$[***] minus the Specified Payables
On April 30, 2022 and at all times thereafter through and including May 6, 2022	$[***] minus the Specified Payables
On May 7, 2022 and at all times thereafter	$[***] minus the Specified Payables

(l)   Section 6.8(b) (Minimum Revenue).  Section 6.8(b) of the Financing Agreement is hereby amended by deleting the Minimum Revenue covenant for the Fiscal Quarter ending March 31, 2022.

(m)   Section 8.1(c) Event of Default.  Section 8.1(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(c)  Breach of Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.2, Section 5.1(a)-(m), Section 5.1(o)-(t), Section 5.2, Section 5.3, Section 5.5, Section 5.7(c), Section 5.8, Section 5.9, Section 5.12, Section 5.13, Section 5.15 or Article VI or (ii) Section 5.4, Section 5.6, Section 5.7 (a)-(b), Section 5.10 or Section 5.11, and, solely in the case of this clause (ii), such failure shall continue unremedied for 10 Business Days following notice of such failure”

3.   Waiver.

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(a)   Pursuant to the request of the Loan Parties and in reliance upon the representations and warranties of the Loan Parties described herein, Administrative Agent and the Lenders hereby waive the Specified Events of Default.

(b)   The waiver in this Section 3 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

4.   Prepayment Premium and Waivable Portion of the Amendment No. 9 PIK Fee.  Notwithstanding anything to the contrary contained in any of the Loan Documents, (i) as consideration for Amendment No. 9, upon the Amendment No. 9 Effective Date the Prepayment Premium is waived and shall be replaced in its entirety  by the Amendment No. 9 PIK Fee  and (ii)  if on or before April 22, 2022 (or such later date provided by Section 5.15) any Milestone is satisfied, the Waivable Portion of the Amendment No. 9 PIK Fee shall be waived.

5.   Interest.  The letter dated February 11, 2022, from the Administrative Agent to the Company, imposing default interest on the Loans and any fees owed under the Financing Agreement in accordance with Section 2.6 of the Financing Agreement, is hereby rescinded, and any default interest that may have accrued thereunder is waived. .

6.   Conditions to Effectiveness.  This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Administrative Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “Amendment Effective Date”):

(a)   Payment of Fees, Etc.  The Borrowers shall have paid on or before the Amendment Effective Date (i) the Amendment No. 9 PIK Fee, which fee shall be fully earned (except that the Waivable Portion of the Amendment No. 9 PIK Fee may be waived in accordance with Section 4 of this Amendment), due and payable to Administrative Agent on the Amendment Effective Date and added to the principal amount of the Term Loan, and (ii) all fees, costs, expenses and taxes then payable, if any, pursuant to Section 2.7 or 10.2 of the Financing Agreement.

(b)   Representations and Warranties.  The representations and warranties contained in this Amendment and in Article IV of the Financing Agreement and in each other Loan Document (with the exception of the representation and warranty made in Section 4.9 of the Financing Agreement) shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or

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“Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(c)   No Default; Event of Default.  No Default or Event of Default (other than the Specified Events of Default) shall have occurred and be continuing on the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(d)   Delivery of Documents.  The Administrative Agent shall have received on or before the Amendment Effective Date, this Amendment, duly executed by the Loan Parties, the Administrative Agent and the Lenders.

(e)   Material Adverse Effect.  The Administrative Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2021, which could reasonably be expected to have a Material Adverse Effect.

(f)   Liens; Priority.  The Administrative Agent shall be satisfied that the Administrative Agent has been granted, and holds, for the benefit of the Administrative Agent and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens, to the extent such Liens and security interests are required pursuant to the Loan Documents to be granted or perfected on or before the Amendment Effective Date.

(g)   Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with any Loan Document or the transactions contemplated thereby or the conduct of the Loan Parties’ business shall have been obtained or made and shall be in full force and effect.  There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority which (i) relates to the Loan Documents or the transactions contemplated thereby or (ii) could reasonably be expected to have a Material Adverse Effect.

7.   Conditions Subsequent to Effectiveness.  As an accommodation to the Loan Parties, Administrative Agent and the Lenders have agreed to execute this Amendment notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Amendment Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth herein and in the Financing Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 6 hereof, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (a) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (b) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Amendment, the Financing Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Amendment Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 7):

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(a)On or prior to the date that is 5 Business Days following the Amendment Effective Date (or such later date as agreed to in writing by Administrative Agent in its sole discretion), the Loan Parties shall deliver to Administrative Agent Collateral Assignments for Security in respect of the patent applications identified on Exhibit A hereto.

8.   Continued Effectiveness of the Financing Agreement and Other Loan Documents.  Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Loan Document to “the Financing Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, or to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.  This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of Financing Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Financing Agreement or any other Loan Document nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

9.   No Novation.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

10.   No Representations by Administrative Agent or Lenders.  Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

11.   Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Subsidiaries has any claim or cause of action against Administrative Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Administrative Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates.  Notwithstanding the foregoing, the Administrative Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies.  Accordingly, for and in consideration of the agreements contained in this Amendment and other good and

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valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Administrative Agent and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Administrative Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral.  Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

12.   Estoppel; Term Loan.  To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby acknowledges and agrees that, immediately after giving effect to this Amendment, there exists no Default or Event of Default (other than the Defaults and Events of Default that shall be waived pursuant to Section 3 hereof) Each Loan Party hereby acknowledges and agrees that as of the Amendment Effective Date (after giving effect to the effectiveness of this Amendment No. 9 and the payment in kind of the Amendment No. 9 PIK Fee (but specifically excluding the Waivable Portion of the Amendment No. 9 PIK Fee)), the outstanding principal amount of the Term Loan is $214,000,000 and no right of offset, defense, counterclaim or objection exists in favor of any Loan Party as against Administrative Agent or any Lender with respect to the Obligations.

13.   Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under applicable law or as Administrative Agent may reasonably request, in order to effect the purposes of this Amendment.

14.   Miscellaneous.

(a)   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

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(b)   Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)   This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d)   Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement.  Accordingly, it shall be an immediate Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Amendment shall have been incorrect in any respect when made or deemed made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e)   Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWER: THERAPEUTICSMD, INC.

By: /s/ Hugh O’Dowd _
Name: Hugh O’Dowd
Title: Chief Executive Officer

GUARANTORS: VITAMEDMD, LLC

By: /s/ Hugh O’Dowd _
Name: Hugh O’Dowd
Title: Manager

BOCAGREENMD, INC.

By: /s/ James D’Arecca _
Name: James D’Arecca
Title: Treasurer

VITACARE PRESCRIPTION SERVICES, INC.

By: /s/ James D’Arecca _
Name: James D’Arecca
Title: Treasurer

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SIXTH STREET SPECIALTY LENDING, INC., as Administrative Agent and Lender

By: /s/ Joshua Easterly _
Name: Joshua Easterly
Title: Chief Executive Officer

TOP IV TALENTS, LLC, as Lender

By: /s/ Joshua Peck _
Name: Joshua Peck
Title: Vice President

TAO TALENTS, LLC, as Lender

By: /s/ Joshua Peck _
Name: Joshua Peck
Title: Vice President

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Exhibit A – Intellectual Property

[***]

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